2005 CROMPTON CORPORATION SHORT-TERM INCENTIVE PLAN
(effective January 1, 2005, subject to stockholder approval)

  Purpose of the Short-Term Incentive Plan. The purpose of the 2005 Crompton Corporation Short-Term Incentive Plan (the "Plan") is to advance the interests of Crompton Corporation (the "Company") by enabling the Company to attract, retain, and motivate key employees of outstanding ability, by focusing such key employees on pre-established, objective performance goals and by providing such key employees with opportunities to earn financial rewards based on the achievement of such performance goals. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and shall be administered and interpreted so as to ensure such compliance.

  Eligibility to Participate. Subject to the terms and conditions of the Plan, the Committee (as defined below) shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan. For purposes of this Plan, the term "Award" means any award or benefit granted under the Plan. The term "Eligible Employee" means any key employee of the Company or a Subsidiary. The term "Subsidiary" means any corporation in an unbroken chain running down from the parent company where each corporation other than the last in the chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  Administration.

    Committee. The Plan shall be administered by the Organization, Compensation and Governance Committee (the "Committee") of the Crompton Corporation Board of Directors (the "Board"), consisting of at least two members of the Board, each of whom qualify as outside directors under Section 162(m) of the Code. From time to time, the Board may remove a member of the Committee or appoint other members in substitution for, or in addition to, members previously appointed to the Committee for any reason or no reason, and it may fill vacancies, however caused, in the Committee.

    Process. One of the Committee members shall act as chair. No member of the Committee shall be eligible for Awards under this Plan. The Committee may adopt rules and regulations that it deems necessary for governing its affairs. Except with respect to matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify Awards as performance-based compensation, it may take action either by a majority vote of its members in attendance provided there are at least two members present and voting, or by an instrument in writing signed by all members without a meeting. Members of the Committee shall not be liable for any act or omission in their capacities as such members, except for bad faith or gross negligence.

    Purpose. The Committee will administer, construe and interpret the Plan and will establish rules for handling situations involving changes during the performance cycle in employee status such as involuntary separation, retirement, disability, death, job loss due to restructuring or sale of a business, new hires and changes from full to part-time employment. Except with respect to matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify Awards as performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the Committee's authority to administer and interpret the procedural aspects of the Plan, subject to the terms of the Plan, including adopting and enforcing rules to decide procedural and administrative issues. The Committee shall make any and all factual and legal determinations in connection with the administration and interpretation of the Plan. The Committee's decisions will be final and binding on all parties, including the Company, any Subsidiary, the respective employees thereof, and the Company's stockholders.

  Performance Period. For purposes of the Plan, the applicable "Performance Period" shall be a calendar year, or such shorter period as designated by the Committee with respect to which an Award may be earned.

  Performance-Based Awards. The Committee may designate any Award, the exercisability, vesting, payment or settlement of which is subject to the attainment of one or more pre-established performance goals, as a performance-based Award intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. The performance goals for an Award subject to this Section 5 shall consist of one or more business criteria, identified below, and a targeted level or levels of performance with respect to such criteria, as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements Section 162(m)(4)(C) of the Code.

    Business Criteria. The following business criteria for the Company, on a consolidated basis, and/or for specified business units of the Company, may be used by the Committee in establishing performance goals for such Awards: (i) earnings; (ii) net income; (iii) net income applicable to stock; (iv) revenue; (v) cash flow; (vi) return on assets; (vii) return on net assets; (viii) return on invested capital; (ix) return on equity; (x) profitability; (xi) economic value added; (xii) operating margins or profit margins; (xiii) income before income taxes; (xiv) income before interest and income taxes; (xv) income before interest, income taxes, depreciation and amortization; (xvi) total stockholder return; (xvii) book value; (xviii) expense management; (xix) capital structure and working capital; (xx) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, gross profit, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures; (xxi) costs; (xxii) employee morale or productivity; (xxiii) customer satisfaction or loyalty; (xxiv) customer service; (xxv) compliance programs; and (xxvi) safety.

    Levels of Performance. The levels of performance required with respect to such business criteria may be expressed in absolute or relative terms, including, without limitation, per share amounts and comparisons to the performance of a published or special index deemed applicable by the Committee, such as the Standard & Poor's 500 Stock Index or the performance of one or more comparator companies. In establishing the levels of performance to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring events as determined by the Company's independent certified public accountants in accordance with generally accepted accounting principles and changes in or modifications to accounting standards as may be required by the Financial Accounting Standards Board.

    Performance Goals. Performance goals may differ for Awards to different Participants. The Committee shall specify the weighting to be given to each business criterion for purposes of determining the final amount payable with respect to any such Award. The Committee may reduce or increase the amount of a payout otherwise to be made in connection with an Award subject to this Section 5 but may not exercise its discretion to increase such amount for a named executive officer as defined in Section 162(m) of the Code. The Committee may consider other performance criteria in exercising such negative or positive discretion, to the extent permitted under Section 162(m) of the Code. All determinations by the Committee as to the attainment of performance goals shall be in writing. The Committee may not delegate any responsibility with respect to an Award that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

    Limitations. For Awards that are intended to be performance-based compensation, no more than 200% of an eligible Participant's incentive target as described in section 7 below, may be paid to any one Participant pursuant to such Awards granted to that Participant for any Performance Period.

  Incentive Award Scale. As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee will establish in writing, the Eligible Employees who shall be Participants during the applicable Performance Period (which may be amended during the Performance Period for new Participants), and an incentive award scale that describes the relationship between actual results and performance goals, including a payout threshold and maximum.

  Incentive Targets. As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee will establish in writing, incentive targets for each Participant. The incentive target will be the percentage of a Participant's base pay to be awarded when the Company meets the performance goals. Where the applicable Performance Period is the calendar year, "base pay" will be a Participant's base pay as of April 1 of the Performance Period. Where the applicable Performance Period is other than a full calendar year, "base pay" will be a Participant's base pay as of the end of the Performance Period.

  Payment of Awards. As soon as practicable after the end of each Performance Period, the Committee shall certify in writing the extent to which the performance goals for such Performance Period were met, including, without limitation, the satisfaction of specific target objective(s) and any other material terms of the Awards, and the Committee shall certify the amount of each Participant's Award for the applicable Performance Period. Awards earned under the terms of this Plan may at the discretion of the Committee be paid in cash, or in stock through the Crompton Corporation 1998 Long Term Incentive Plan or any successor plan or plans (the "1998 LTIP"), or partly in both, as determined by the Committee at the time the Award is granted. Payment will be made not later than the 2 1/2 months following the close of the applicable Performance Period. The Committee, in its discretion, may provide that individuals may elect to defer payment of these incentive awards, in accordance with such procedures to be established by the Committee, in accordance with Section 409A of the Code, the regulations thereunder, and other applicable law.

  Implied Rights.

    Right in or Title to Assets. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to such stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

    Employment; Plan Benefits; Shareholder Rights. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

  Change of Control. The occurrence of a Change in Control shall have the effect, if any, with respect to any Award, to the extent not prohibited by the Plan, as determined by the Committee. For purposes of the Plan, the term "Change of Control" shall have the meaning given to such term in the 1998 LTIP.

  Termination of Employment. Any Participant whose employment with the Company or any Subsidiary terminates before the end of a Performance Period other than (i) due to an involuntary termination not for Cause, or (ii) by reason of death, Disability or Retirement, shall not receive any Award for such Performance Period. The termination of a Participant's employment before the end of a Performance Period due to an event described in (i) or (ii) of this paragraph shall have the effect, if any, with respect to any Award, as provided by the Committee, to the extent not prohibited by the Plan. For purposes of the Plan, the term "Cause" shall have the meaning given to it by the Committee; provided, however, that the termination of any Participant due to a violation of the Company's Code of Business Conduct shall be deemed for Cause. A Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days. The term "Retirement" means the termination of a Participant's employment, other than for Cause, at or after age 55 with at least five years of service.

  Effective Date of the Plan. The Plan will take effect on January 1, 2005, subject to approval of the stockholders of the Company at the 2005 annual stockholders meeting. Unless terminated earlier by the Board, the Plan shall continue until March 31, 2010 (Five years after shareholder approval).

  Amendment, Suspension, or Termination. The Board may, at any time, suspend, terminate or amend the Plan in such respects as the Board deems to be in the best interest of the Company. No amendment will adversely affect any right of any grantee, or his successors in interest, under the terms of any Award made hereunder before the effective date of the amendment. Award deferrals in effect as of the Plan's termination will remain in effect according to their original terms.

  Nontransferrability. No right or interest of any Participant in the Plan shall be assignable or transferable except as designated by the Participant by will or by the laws of descent and distribution, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to execution, levy, garnishment pledge and bankruptcy.

  Withholding Taxes. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.

  Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Connecticut, applicable to contracts executed and performed in that State.